Exhibit 99.1

April 3, 2025

Re: Financial Times engages in defamation, market manipulation in effort to sabotage Trump Media

To Whom It May Concern,

On April 2, 2025, Financial Times published a story by George Steer titled, “Trump Media shares fall after president kicks off sale of $2.3bn stake.” The thrust and focus of the article is the false and defamatory implication that a registration statement on Form S-3 (“S-3”) filed with the U.S. Securities and Exchange Commission by TMTG on April 2, 2025, indicates that the Donald J. Trump Revocable Trust, dated April 7, 2014 (“the Trust”), TMTG’s largest shareholder, is preparing to sell its shares in TMTG. The article included the following false implications and assertions:

●	“Trump Media shares fall after president kicks off sale of $2.3bn stake”
●	“Donald Trump’s social media company slumped after the president opened the door to selling his entire $2.3bn stake . . .”
●
“Shares in Trump Media and Technology Group, which operates Truth Social, fell as much as 8 per cent early on Wednesday after the company said in a filing with regulators that it planned to sell more than 142mn shares.”

●	“The filing with the Securities and Exchange Commission late on Tuesday showed that Trump’s 114mn shares are included in the sale . . .”

The article completely omits the critical fact, as is stated in the S-3 filing itself, that the filing consolidates prior registration statements. The Trust’s TMTG shares, in fact, had been registered previously on Form S-1 (“S-1”)—as Financial Times also could have discovered through a Google search or a search of the SEC EDGAR system—and the S-3 filing did not cause or reflect a change in the status of those shares. Moreover, the filing makes clear that re-registering the Trust shares does not necessarily indicate there are any plans to sell the shares.

Despite its supposed expertise in financial matters, Financial Times also failed to note that it is customary and expected—and beneficial to shareholders—for a U.S. public company to shift from S-1 to S-3 when it becomes eligible to do so.

The omission of these facts, combined with the statements quoted above, misrepresent the S-3 filing as an indication of a new intention either by TMTG or by the Trust to sell TMTG shares. The spread of this false implication throughout the media caused a severe drop in TMTG’s stock price.

The omission of these publicly available facts to advance a completely false narrative was clearly a deliberate act of market manipulation designed to harm TMTG and depress its stock price, as an act of retaliation against a company the Financial Times opposes due to the Financial Times’ political bias.

When placed in the context of the S-3 filing being a routine restatement of the previously reported and registered status quo with respect to the Trust shares, nothing substantive remains of the Financial Times story.

As a result, while insufficient to fully remediate the damage described above, TMTG insists that the article be wholly retracted and removed from the Internet, along with all social media posts by any of its reporters or employees that link to the story. We also demand that Financial Times announce the retraction in a prominent place in its print edition and on its website. Failure to take these remedial steps will result in litigation and complaints to the relevant authorities concerning Financial Times’ potentially criminal acts involved in this stock manipulation scheme.

With this letter you are also on notice of your ongoing obligations to preserve documents related to TMTG. Accordingly, you must ensure that you and your principals, parent companies, affiliates, agents, subcontractors, reporters, editors, and all sources of information upon which you relied are preserving and retaining all emails, text messages (including messages sent over social media or messaging platforms such as Facebook, Signal, WhatsApp, Telegram, etc.), audiovisual recordings, voice mails, drafts, notes, communications, documents (including prior versions or iterations of documents), data, and electronically stored information of any kind that relate in any way to these matters.

Without any limitation, this requires you to preserve all research and due diligence you conducted or instructed others to conduct relating to TMTG. The laws and rules prohibiting destruction of evidence apply to electronically stored information in the same manner as they do to other evidence. Due to its format, electronic information is easily deleted, modified, or corrupted. Accordingly, you must take every reasonable step to preserve this information until this matter is resolved. This may include, but would not be limited to, an obligation to discontinue all data destruction and backup data recycling policies and procedures on any and all devices within your possession, custody, or control.

This also obligates you to change the settings on any online messaging application or account to retain all messages. Your obligation to preserve documents applies both to you individually, and to any employee or agent.

Please confirm receipt of this letter and confirm your intent to retract the article.

Please also confirm that you intend to adhere to your obligations to retain documents, data, communications, and information as set forth above and as required by law. This is not a complete recitation of TMTG’s rights and remedies, all of which are expressly reserved.

We look forward to your prompt response.

Sincerely,

Trump Media & Technology Group